Exhibit 10.15

SCHEDULE OF NON-EMPLOYEE DIRECTORS' ANNUAL COMPENSATION
OF
C&F FINANCIAL CORPORATION

Effective January 1, 2013

Amount
Annual Retainer Fees [1]
Service as a Director	$9,000
Service as Chairman of Audit Committee	$5,000 (additional)
Service as Chairman of Compensation Committee	$4,000 (additional)

Meeting Fees [2]
Base per day	$500
Secondary meeting(s) per day	$250

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1	The retainer fees are payable in quarterly installments

2	All non-employee directors receive a base meeting fee of $500 per day for Corporation board, Bank board, Bank subsidiary board or committee meeting attendance and a fee of $250 for secondary meeting attendance for each additional Corporation board, Bank board, Bank subsidiary board or committee meeting held on the same day as a meeting for which the base meeting fee is paid.